EXHIBIT 5.4

CONSENT OF DAVID BIRD

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ David Bird
David Bird, PG, SME-RM (2014-2022)

Dated: September 25, 2024